UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14(a)-12

IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IKANOS COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

1:30 P.M. PACIFIC DAYLIGHT TIME

We cordially invite you to attend the 2009 annual meeting of stockholders of Ikanos Communications, Inc. The meeting will be held on Thursday, May 21, 2009 at 1:30 p.m., Pacific Daylight Time, at 47669 Fremont Boulevard, Fremont, CA 94538. At the meeting we will:

1.	Elect the two Class I directors who have been previously nominated for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending January 3, 2010; and

3.	In accordance with the discretion of the proxy holders, transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Friday, April 3, 2009, may attend and vote at the meeting. If you will not attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. Stockholders whose shares are registered in their own names may vote by mailing in a proxy card or attending the meeting in person. If you hold our shares through a broker or bank in “street name,” you may be eligible to vote via the Internet or to vote telephonically. If your shares of common stock are held in an account with a broker or a bank participating in the Broadridge Financial Solutions program, you may choose to vote those shares via the Internet at ( www.proxyvote.com ) or telephonically by calling the telephone number shown on your voting form. See “Voting via the Internet or By Telephone” in the Proxy Statement for further details. Any stockholder attending the meeting may vote in person, even though the stockholder has already returned a proxy card.

Sincerely,
/s/ Michael Gulett
Michael Gulett President & Chief Executive Officer

Fremont, California

April 14, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2009

This proxy statement and our annual report to stockholders are available on the internet at http://www.ikanos.com/investor/annual-reports/. On this site, you will be able to access our 2009 proxy statement, our 2008 annual report which includes our annual report on Form 10-K for the fiscal year ended December 28, 2008 and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IKANOS COMMUNICATIONS, INC.

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of Ikanos Communications, Inc. (“Ikanos” or the “Company”) is soliciting proxies for the 2009 annual meeting of stockholders to be held at 47669 Fremont Boulevard, Fremont, CA 94538 on Thursday, May 21, 2009, at 1:30 p.m., Pacific Daylight Time (the “ Annual Meeting ”). The address of our principal executive office is 47669 Fremont Boulevard, Fremont, CA 94538 and our telephone number at this address is 510-979-0400. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Proxy materials, which include this Proxy Statement, the accompanying proxy card, a letter to stockholders and the Annual Report of Ikanos on Form 10-K for the fiscal year ended December 28, 2008 (the “ Annual Report ”), were first mailed to stockholders entitled to vote on or about April 21, 2009.

Costs of Solicitation

We will pay the costs of soliciting proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our proxy materials to beneficial owners of such common stock. We will reimburse such firms and nominees for their reasonable expenses in forwarding the proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 3, 2009, are entitled to attend and vote at the Annual Meeting. On the record date, 29,234,013 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Global Market on the record date was $1.49 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on Thursday, May 21, 2009, at 1:30 p.m., Pacific Daylight Time. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information. Our Annual Report and audited financial statements, proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the meeting:

Proposal One	Election of the two nominees for Class I directors set forth in this Proxy Statement; and

Proposal Two	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending January 3, 2010.

Q:	What are the Board’s voting recommendations?

A:	Our board of directors recommends that you vote your shares as follows:

Proposal One	FOR the election of each of the two nominees for Class I directors for a term of three years and until their successors are duly elected and qualified.

Proposal Two	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending January 3, 2010.

Q:	Who can vote at the Annual Meeting?

A:	Our board of directors has set April 3, 2009, as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on April 3, 2009 (the “Record Date”), may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On April 3, 2009, 29,234,013 shares of our common stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Ownership—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How many votes does Ikanos need to hold the Annual Meeting?

A:	A majority of our outstanding shares as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director and “FOR” ratification of the appointment of our independent auditors. Currently, brokers for beneficial owners of stock held in “street name” have the discretion to vote any shares so held with respect to which they have not received instructions by 10 days prior to the meeting on both matters being submitted to a vote of the stockholders. In a situation where your broker does not have discretionary authority to vote on a particular action item, shares held in “street name” are not voted on that item and are known as “broker non-votes.” Broker non-votes are counted for the purpose of establishing a quorum for the Annual Meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by American Stock Transfer & Trust Company.

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the two individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our independent auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and voting at the Annual Meeting (the “ Votes Cast ”). Broker non-votes are not considered to be Votes Cast with respect to a particular item.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you do not plan to attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. Stockholders whose shares are registered in their own names may only vote by mailing in a proxy card or attending the meeting in person. You may vote by granting a proxy or, for shares held in “street name,” by submitting voting instructions to your stockbroker or nominee. Please refer to the summary instructions included on your proxy card. For shares held in “street name,” a voting instruction card will be provided by your stockbroker or nominee. If you hold our shares with a broker or bank, you may be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by Broadridge Financial Solutions.

BY TELEPHONE OR THE INTERNET—If you have telephone or internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the proxy card.

BY MAIL—You may do this by signing your proxy card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the Annual Meeting.

Q:	Who are the proxies and what do they do?

A:	A proxy is your legal designation of another person to vote on your behalf. The two persons named as proxies on the enclosed proxy card, Michael Gulett, our President & Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, were designated by our board of directors. By completing and returning the enclosed proxy card, you are giving the proxies the authority to vote your shares in the manner you indicate on your proxy card. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to be certain that all of your shares are voted.

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials at that address, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to Investor Relations, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538 or to ir@ikanos.com or call us at (510) 438-5360. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Michael Gulett, our President & Chief Executive Officer, and Cory J. Sindelar, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may retain the services of a third party firm to aid in the solicitation of proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to our board of directors. See “Corporate Governance and Other Matters-Consideration of Stockholder Recommendations and Nominations.” Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2010 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than December 22, 2009, which is the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2010 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2010 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 22, 2010 for the 2010 annual meeting of stockholders, which is 90 calendar days prior to the anniversary of the mailing date of this Proxy Statement; provided, however , that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. As described in our Bylaws, the stockholder notice must set forth the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2010 annual meeting. In addition to the notice above, when seeking to include a nomination, the stockholder must also include: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment the nominee, (iii) the class and number of shares of the corporation that are beneficially owned by the nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence

Our board of directors is the ultimate decision-making body for the Company, except with respect to those matters reserved for the approval of stockholders. The board of directors has reviewed the independence of each director and director nominee, and concluded that, other than Michael Gulett and Gopal Venkatesh, current directors Danial Faizullabhoy, Elizabeth Fetter, Paul Hansen, and Frederick Lax have had no material relationship with Ikanos or any of its subsidiaries and, therefore, are independent under the marketplace rules of the Nasdaq Stock Market (the “Nasdaq Rules”). During 2007, the Company paid Gopal Venkatesh approximately $129,000 in consulting fees, as described in more detail below. As a result, Mr. Venkatesh is not currently an independent director as defined under the Nasdaq Rules; his independent status will resume in October 2010. Elizabeth Fetter was added to the board of directors on June 12, 2008, and Frederick Lax was added to the board of directors on January 25, 2008.

We have also determined that all directors serving as members of our audit committee, compensation committee, nominating and corporate governance committee are independent under the marketplace rules of the Nasdaq Stock Market and the rules of the SEC.

Consideration of Stockholder Recommendations and Nominations

The nominating and corporate governance committee of our board of directors will consider both recommendations and nominations from stockholders for candidates to our board of directors. A stockholder who desires to recommend a candidate for election to our board of directors shall direct the recommendation in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, information regarding any relationships between the candidate and Ikanos and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the nominating and corporate governance committee as a potential candidate at an annual meeting, recommendations for nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Receipt of Stockholder Proposals.” A recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

If, instead, a stockholder desires to nominate a person directly for election to our board of directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including; (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation that are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such stockholder, (ii) the class and number of shares of the corporation that are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for Director

The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the board of directors:

•

The nominating and corporate governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the nominating and corporate governance committee from other sources.

•	In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and corporate governance committee will consider the following:

o	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

o	Such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

o	Other factors that the nominating and corporate governance committee may consider appropriate.

•	The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

o	The highest personal and professional ethics and integrity.

o	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

o	Skills that are complementary to those of the existing board members.

o	The ability to assist and support management and make significant contributions to our success.

o	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the nominating and corporate governance committee determines that an additional or replacement director is required, the nominating and corporate governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board or management.

•	The nominating and corporate governance committee may propose to the board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the board.

Stockholder Communication with our Board of Directors

As a stockholder of Ikanos Communications, Inc., you may contact any of our directors by writing to them by certified mail to the board of directors, c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538. Any stockholder communication directed to the board of directors (other than concerns regarding questionable accounting or auditing matters directed directly to the audit committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” the Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication, and forward a copy of the stockholder communication and draft response to the chairperson of the nominating and corporate governance committee. The summary and response will become part of the stockholder communications log maintained with respect to all stockholder communications.

At least quarterly, or more frequently as may be appropriate, the nominating and corporate governance committee will forward copies of all such original stockholder communications along with the related memos and responses to the board of directors for review. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the chairperson of the nominating and corporate governance committee for appropriate action.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all our employees. Our Code of Business Conduct and Ethics is available at our investor relations website at http://www.ikanos.com/investor/governance/. Any waiver or amendment to our Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer and other officers providing financial information will be disclosed on our website at www.ikanos.com or in a report on Form 8-K filed with the SEC. Currently, there are no waivers or amendments.

Attendance by Board Members at the Annual Meeting of Stockholders

Our board of directors is strongly encouraged to attend the annual meeting of stockholders. All individuals then serving as directors attended our 2008 Annual Meeting of Stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our board of directors currently consists of six members. The Board is divided into three classes, with Class I, II and III each having two directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting.

The current composition of the Board is as follows:

Class I Directors (term expiring at this annual meeting)	Frederick Lax
Gopal Venkatesh

Class II Directors (serving until 2010 annual meeting)	Danial Faizullabhoy
Michael Gulett

Class III Directors (serving until 2011 annual meeting)	Paul Hansen
Elizabeth Fetter

Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. All of the directors, including the Class I nominees, are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the two Class I nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our board of directors recommends a vote “FOR” the election of each of the Class I nominees listed above.

Nominees and Directors

The names of the members of our board of directors, including the Class I nominees, their ages as of February 28, 2009 and certain information about them, are set forth below.

Danial Faizullabhoy	Age: 47

Director Since: July 2001

Committees: Compensation Committee, Strategic Committee and Chairman of the Nominating and Corporate Governance Committee

Principal Occupation: President and Chief Executive Officer of BroadLogic, a video-processing mixed signal semiconductor design and supply company, since October 2006. From July 1998 to July 2005, Mr. Faizullabhoy was a Managing Director with Walden International, a venture capital firm. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec, including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of Target and Optical division. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation.

Education: Bachelor’s degree in Electrical Engineering from Norwich University and a M.B.A. degree from Santa Clara University.

Board Member: Broadlogic, Inc., a private company, from December 1998 to present.

Elizabeth A. Fetter	Age: 50

Director Since: June 2008

Committees: Equity Award Committee, Audit Committee, Strategic Committee and Chairman of the Compensation Committee

Principal Occupation: Served as President and CEO of Jacent Technologies Inc., an order automation company for the restaurant industry, from March 2007 to September 2007 and served as a Director from October 2002 to September 2007. Prior to Jacent, Ms. Fetter held the positions of President, CEO and Director for QRS Corp., a provider of collaborative commerce solutions to the retail trading community, from October 2001 to November 2004, and as President, CEO and Director for NorthPoint Communications, a broadband provider, from March 2000 to April 2001. During her career, Ms. Fetter has held senior management positions at Pacific Bell, SBC Communications and US West.

Education: An M.S. from the Tepper and Heinz Schools at Carnegie-Mellon University awarded in 1982, a B.A. in Communications Studies from the Pennsylvania State University awarded in 1980, and has attended Exeter University, UK and Harvard Business School Director’s College.

Board Member: Symmetricom Inc., a public company, from 2002 to present; and Quantum Corporation, a public company, from 2005 to present.

Michael Gulett	Age: 56

Director Since: August 2003

Committees: Equity Award Committee

Principal Occupation: Served as our President and Chief Executive Officer since July 2008 and has served on the Ikanos Board of Directors since August 2003. For the past 14 years, Mr. Gulett has been the president, CEO or COO of a number of publicly traded and privately held companies. From March 2006 to October 2007, Mr. Gulett was Chief Executive Officer of TZero Technologies, a semiconductor company. From December 2004 to August 2005, Mr. Gulett served as the interim Chief Executive Officer of Siliquent Technologies, Inc., a semiconductor company, which was acquired by Broadcom Corporation in August 2005. From December 2001 to December 2003, Mr. Gulett was President and Chief Executive Officer of ARC International plc, a technology licensing and embedded software company. Prior to ARC, Mr. Gulett served as President and Chief Operating Officer of Virata Corporation, a leading supplier of DSL processors. Mr. Gulett has also held a range of engineering, operations and business management positions at VLSI Technology, California Devices, NCR Microelectronics and Intel Corporation.

Education: B.S. degree in Electrical Engineering from the University of Dayton.

Board Member: Cellscient, a private company, from August 2005 to present.

Paul G. Hansen	Age: 60

Director Since: July 2004

Committees: Nominating and Corporate Governance Committee, Strategic Committee and Chairman of the Audit Committee

Principal Occupation: Since April 2001, Mr. Hansen has worked as an independent consultant. Prior to that, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software, a business integration and process management software company, from July 1998 to April 2001. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc., including Vice President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998.

Education: B.S. degree in Business from the State University of New York Fredonia.

Board Member: Presym Corp., a private company, from April 2005 to present.

Frederick M. Lax*	Age: 56

Director Since: January 2008

Committees: Audit Committee, Compensation Committee and Strategic Committee

Principal Occupation: Since 2006, Mr. Lax has worked as a telecommunications executive advisor. From February 2001 to January 2006, Mr. Lax was employed by Tekelec, a developer of next-generation switching and signaling telecommunications and network performance management technology, as well as serving initially as its Chief Operating Officer and subsequently as President and Chief Executive Officer. Prior to his tenure at Tekelec, Mr. Lax held a number of senior positions at Bell Laboratories, AT&T and Lucent Technologies.

Education: B.S. degree in Electrical Engineering from the University of Notre Dame and a Master's degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Board Member: Argent Networks, a private company, from April 2006 to February 2008.

Gopal Venkatesh*	Age: 51

Director Since: November 2001, Chairman since October 2006

Committees: Chairman of the Strategic Committee

Principal Occupation: Mr. Venkatesh is the Managing Member of Texan Ventures, LLC, a venture capital and management consulting firm. From July 2003 through September 2004, he served as Chairman and Interim Chief Executive Officer of Matisse Networks, an optical burst switching company. From June 1999 to November 2001, Mr. Venkatesh served as Vice President of Switching Products at Broadcom Corp. Prior to that he was President and Chief Executive Officer of Maverick Networks, a company he founded in 1998, which was acquired by Broadcom in 1999.

Education: Degree in Electronics from the Indian Institute of Technology (India) and a M.S.E.E. degree in Electrical and Computer Engineering from the University of Massachusetts.

Board Member: Broadlogic, a private company, from April 2006 to present.

*	Denotes nominee for election at the annual meeting.

Board Meetings

Our board of directors held 61 meetings, including committee meetings, in 2008. During 2008, no director attended fewer than 98% of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of our board of directors on which such director served (held during the period that such director served). During 2008, certain matters were approved by our board of directors or a committee of our board of directors by unanimous written consent. Generally, our non-management directors meet without management present each time the full Board of Directors convenes for a regularly scheduled meeting.

Board Committees

Our board of directors currently has a standing Audit Committee, Compensation Committee, Equity Award Committee and Nominating and Corporate Governance Committee. Each committee, other than the Strategic Committee, has a written charter that has been approved by our board of directors or a committee thereof, copies of which can either be viewed at the investor relations section of our website at http://www.ikanos.com/investor/governance/ or may be obtained upon request from the Company. The table below shows current membership for each of the standing committees of the board of directors.

	Audit Committee	Compensation Committee	Equity Award Committee	Nominating and Corporate Governance Committee	Strategic Committee
Danial Faizullabhoy	—	Member	—	Chair	Member
Elizabeth Fetter	Member	Chair	Member	—	Member
Michael Gulett	—	—	Member	—	—
Paul Hansen	Chair	—	—	Member	Member
Frederick Lax	Member	Member	—	Member	Member
Gopal Venkatesh	—	—	—	—	Chair

Audit Committee. Our Audit Committee is responsible for the oversight of our accounting, reporting and internal financial control structure. Among other functions, the Audit Committee is responsible for:

•	Overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

•

Selecting, engaging and overseeing the work of our independent registered public accounting firm (independent auditors) and reviewing the adequacy of our system of overseeing the independent registered public accounting firm’s (independent auditors) qualifications, independence and performance;

•	Assisting the board of directors in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	Reviewing our internal accounting and internal financial control structure; and

•

Reviewing our audited financial statements and internal management reports and discussing the statements and reports with management and our independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and independent registered public accounting firm’s (independent auditors) disagreements with management.

The members of our Audit Committee are Ms. Fetter, Messrs. Lax and Hansen. Mr. Hansen chairs the Audit Committee. Our board of directors has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the rules of the Nasdaq Stock Market, including Rule 10A-3(b)(1) under the Exchange Act. Our board of directors has determined that Mr. Hansen qualifies as an “audit committee financial expert” under the federal securities laws and has the “financial sophistication” required under the rules of the Nasdaq Stock Market. The charter of our audit committee may be found on our website at: http://www.ikanos.com/investor/governance/. Our Audit Committee held eight meetings in 2008.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers, evaluating the performance for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters. Our Compensation Committee currently consists of Ms. Fetter, Messrs. Faizullabhoy and Lax, each of whom is a non-management member of our board of directors. Ms. Fetter chairs the Compensation Committee. The charter of our Compensation Committee may be found on our website at: http://www.ikanos.com/investor/governance/. Our Compensation Committee held fourteen meetings in 2008.

Equity Award Committee. The purpose of the Equity Award Committee is to grant stock options and performance shares to employees who are not executive officers covering up to a maximum of 25,000 options and 12,500 shares of stock or RSUs per person. Our Equity Award Committee held no meetings in 2008; however, the Committee did approve equity awards via a unanimous written consent on a monthly basis throughout the year. The current members of our Equity Award Committee are Ms. Fetter and Mr. Gulett. The charter of our Equity Award Committee may be found on our website at: http://www.ikanos.com/investor/governance/.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees for our board of directors and its committees, conducts searches for appropriate directors, and evaluates the performance of our board of directors and of individual directors. The Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board and management concerning corporate governance matters. The members of our Nominating and Corporate Governance Committee are Messrs. Faizullabhoy, Hansen and Lax. Mr. Faizullabhoy chairs the Nominating and Corporate Governance Committee. The charter of our Nominating and Corporate Governance Committee may be found on our website at: http://www.ikanos.com/investor/governance/. Our Nominating and Corporate Governance Committee held seven meetings in 2008.

Strategic Committee. In October 2007, the Board formed an ad hoc Strategic Committee for the purpose of evaluating and providing guidance to management regarding potential strategic transactions the Company evaluates from time to time. Such strategic transactions include, for example, the acquisition of DSL assets from Centillium Communications announced in January 2008. The members of the Strategic Committee currently are Ms. Fetter and Messrs Faizullabhoy, Hansen, Lax and Venkatesh. Mr. Venkatesh chairs the Committee. The Committee held four meetings in 2008 and does not meet regularly and has no formal charter.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

Cash Compensation. In October 2006, the Board of Directors requested an external analysis of the compensation practices for the directors with the purpose of assessing the competitiveness of current practices and assuring that the program is fair and appropriate for the organization. The external consulting firm compared Ikanos’ current compensation policies to nine peer group companies, taking into consideration the number of meetings, number of committees, meeting fees, number of Board and Committee members, director total cash compensation and the value of annual equity awards. In February 2007, upon reviewing the reports evaluating appropriate compensation for Board members of peer group public companies, the cash compensation structure of the Board was adjusted as follows, effective as of the beginning of fiscal year 2007: Our non-employee directors were entitled to receive fees of $1,500 per full board meeting, $750 per independent board meeting, $1,000 per committee meeting and reimbursed business, travel and other related expenses incurred in connection with their attendance at these meetings. The chair of the audit committee received a quarterly retainer of $2,500, and the chairs of our Compensation Committee and our Nominating and Corporate Governance Committee each received a quarterly retainer of $1,250. Each non-employee director also received a $20,000 annual retainer, which is paid quarterly. Beginning with the fourth quarter of 2007, the Chairman of the Board received an additional quarterly retainer of $3,750.

Stock Option Program. Our 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Each new non-employee director appointed or elected to the board of directors will receive an initial option to purchase 30,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months receive a subsequent option to purchase 12,000 shares immediately following each annual meeting of our stockholders. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

Each of the options to purchase shares of common stock granted to our non-employee directors are subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between the Company and each of the non-employee directors. Pursuant to these provisions, one hundred (100%) of the unvested stock options held by each of the non-employee directors will automatically vest and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•

if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

•	a change in the composition of the board of directors of the Company as a result of which fewer than a majority of the directors are incumbent directors; or

•

the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Consulting Arrangement with Gopal Venkatesh. In 2001, we entered a consulting agreement with Texan Ventures, LLC, of which our board chairman Gopal Venkatesh is the Managing Member. Pursuant to the consulting agreement, Mr. Venkatesh provided consulting services with respect to, among other things, general business advice relating to the operation of a public company, guidance and strategic advice in analyzing acquisition opportunities, assisting in negotiations of acquisition agreements and providing assistance and guidance in the integration of acquired companies. Under the consulting agreement, Texan Ventures, LLC was entitled to $3,000 per month and reimbursement for reasonable expenses. In October 2006, the agreement was amended whereby Mr. Venkatesh served as Executive Chairman of our Board of Directors and expanded his advisory services to assist in tactical and operational decisions of the Company, while we searched for a permanent Chief Executive Officer. As a result of the amendment, the consulting fees paid to Texan Ventures, LLC increased to $18,000 per month, and Mr. Venkatesh received an option to purchase 125,000 shares of our common stock. In June 2007, we hired our permanent Chief Executive Officer. At that time, Mr. Venkatesh was appointed as Chairman of the Company, and Texan Ventures, LLC continued to receive $18,000 per month through July 2007, and $3,000 each month for August and September 2007. After September 2007, the consulting relationship ended with no further payments due. The Company paid Texan Ventures, LLC $129,147 in 2007.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 28, 2008.

Director Compensation for Fiscal Year Ended December 28, 2008

Name	Fees Earned or Paid in Cash	Option Awards (5)	Total
Danial Faizullabhoy	$89,250	$94,660	$183,910
Elizabeth Fetter (1)	51,690	8,870	60,560
Michael Gulett (2)	50,550	26,551	77,101
Paul Hansen	86,250	58,794	145,044
Frederick Lax (3)	82,880	20,002	102,882
Gopal Venkatesh	80,750	37,828	118,578
Michael Goguen (4)	—	1,790	1,790

(1)	Ms. Fetter joined the board of directors effective June 12, 2008.
(2)	Mr. Gulett was a non-employee director from August 2003 to July 23, 2008, when he became President and Chief Executive Officer of the Company. The amounts reflected in the table reflect his non-employee director compensation for this time period.
(3)	Mr. Lax joined the board of directors effective January 25, 2008.
(4)	Mr. Goguen left the board of directors effective January 29, 2008.
(5)	Reflects the dollar amount recognized with respect to options held by the director for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal year ended December 28, 2008 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to 2008. The full SFAS 123(R) grant date value (without regard to vesting provisions) of options granted to each director during fiscal 2008 is as follows:

Director	Grant Date	Grant Date Fair Value
Danial Faizullabhoy	June 12, 2008	$26,050
Elizabeth Fetter	June 12, 2008	$65,124
Michael Gulett (2)	June 12, 2008	$26,050
Paul Hansen	June 12, 2008	$26,050
Frederick Lax	February 1, 2008	$88,287
Gopal Venkatesh	June 12, 2008	$26,050

As of December 28, 2008, each director has the following number of options outstanding: Danial Faizullabhoy: 86,000; Elizabeth Fetter 30,000; Michael Gulett (2) 69,300; Paul Hansen: 110,999; Frederick Lax 30,000 and Gopal Venkatesh 224,750.

Vote Required

Directors shall be elected by a plurality vote. The two Class I nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS I DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) to audit our consolidated financial statements for the fiscal year ending January 3, 2010.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) is not required by our Bylaws or other applicable legal requirement. However, our board of directors considers submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to be a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm (independent auditors) at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers LLP was originally appointed as our independent registered public accounting firm (independent auditors) to perform the annual audit of our financial statements for the fiscal year ended December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2008 and 2007:

	2008	2007
Audit fees (1)	$845,637	$880,541
Audit-related fees	—	—
Tax fees (2)	9,406	9,028
All other fees (3)	—	1,500

Total	$855,043	$891,069

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, audit of the effectiveness of our internal control over financial reporting and review of documents provided in connection with other statutory or regulatory filings. The audit fees for 2008 and 2007 represent the amount billed or expected to be billed to the Company as of the date of this proxy statement.
(2)	Represents statutory tax compliance services performed for our India subsidiary.
(3)	Represents annual subscription fees for the online accounting research tool Comperio.

The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP. During fiscal years 2008 and 2007, 100% of these services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT OUR CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JANUARY 3, 2010.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 28, 2009, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Information related to holders of more than 5% of our common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g). The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of February 28, 2009, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 29,150,942 shares of common stock outstanding as of February 28, 2009. Except as indicated by footnote, the address of the beneficial owners is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders:
Royce & Associates, LLC (1)	2,885,932	9.9%
Dialectic Capital Management, LLC (2)	2,780,868	9.5
Entities affiliated with Sequoia Capital (3)	2,050,024	7.0
Neuberger Berman Inc. (4)	1,818,387	6.2

Directors and Executive Officers:
Michael Gulett (5)	171,050	*
Cory Sindelar (6)	87,336	*
Chandrashekar Khandekar (7)	82,017	*
Noah Mesel (8)	58,815	*
Nick Shamlou (9)	64,583	*
Danial Faizullabhoy (10)	61,083	*
Elizabeth Fetter	—	—
Paul Hansen (11)	108,999	*
Frederick Lax (12)	8,750	—
Gopal Venkatesh (13)	248,559	*
Michael A. Ricci (14)	462,500	1.6
All current directors and executive officers as a group (10 persons) (15)	891,192	3.0

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Royce & Associates, LLC beneficially owned 2,885,932 shares as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on January 26, 2009. Principal address is 1414 Avenue of the Americas, New York, NY, 10019.
(2)	Dialectic Capital Management, LLC beneficially owned 2,780,868 shares as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009. Principal address is 153 East 53rd Street, 29th Floor, New York, NY, 10022.

(3)	Entities affiliated with Sequoia Capital beneficially owned 2,050,024 shares as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009. Number of shares includes (a) 18,001 shares held by SITP VIII Liquidating Trust, (b) 93,924 shares held by SITP VIII-Q Liquidating Trust, (c) 1,451,427 shares (5.0%) held by Sequoia Capital VIII, of which SC VIII Management-A, LLC is the general partner, (d) 58,400 shares held by Sequoia Capital Franchise Partners, L.P., (e) 428,272 shares held by Sequoia Capital Franchise Fund, L.P. SCFF Management, LLC is the general partner of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen (who was a member of our board of directors up to January 29, 2008) are the Managing Members of SCFF Management, LLC and exercise shared voting and investment power of the shares held by these Sequoia entities. These Managing Members disclaim beneficial ownership of the shares held by these Sequoia entities except to the extent of their pecuniary interests in these entities. Mr. Kendall Cooper is the Managing Member of Sequoia Capital VIII, of which SC VIII Management-A, LLC is the general partner, and exercises voting and investment power over the shares held by Sequoia Capital VIII. Mr. Cooper disclaims beneficial ownership of all shares except to the extent of his individual pecuniary interest therein. Deborah Kranz is the Trustee of SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust and has voting and investment power over the shares held by SITP VIII Liquidating Trust and SITP VIII-Q Liquidating Trust. Ms. Kranz disclaims beneficial ownership of all shares. Principal address is 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, CA 94025.
(4)	Neuberger Berman Inc. beneficially owned 1,818,387 shares as of December 31, 2008 pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. Principal address is 605 Third Avenue, New York, NY, 10158.
(5)	Represents (a) 10,000 shares of common stock held by Mr. Gulett and (b) options to purchase 161,050 shares that were exercisable within 60 days after February 28, 2009.
(6)	Represents (a) 38,899 shares of common stock held by Mr. Sindelar and (b) options to purchase 48,437 shares that were exercisable within 60 days after February 28, 2009.
(7)	Represents (a) 7,017 shares of common stock held by Mr. Khandekar and (b) options to purchase 75,000 shares that were exercisable within 60 days after February 28, 2009.
(8)	Represents (a) 17,565 shares of common stock held by Mr. Mesel and (b) options to purchase 41,250 shares that were exercisable within 60 days after February 28, 2009.
(9)	Represents Mr. Shamlou’s options to purchase 64,583 shares that were exercisable within 60 days after February 28, 2009.
(10)	Represents Mr. Faizullabhoy’s options to purchase 61,083 shares that were exercisable within 60 days after February 28, 2009.
(11)	Represents Mr. Hansen’s options to purchase 108,999 shares that were exercisable within 60 days after February 28, 2009.
(12)	Represents Mr. Lax’s options to purchase 8,750 shares that were exercisable within 60 days after February 28, 2009.
(13)	Represents (a) 15,809 shares of common stock held by G. Venkatesh TTEE the Venkatesh Separate Property Trust, of which Mr. Venkatesh is a trustee, (b) 10,000 shares of common stock held by Texan Ventures LLC, of which Mr. Venkatesh is a Managing Member, and (c) options to purchase 222,750 shares that were exercisable within February 28, 2009.
(14)	Represents (a) 37,500 shares of common stock held by Mr. Ricci and (b) options to purchase 425,000 shares that were exercisable within 60 days after February 28, 2009.
(15)	Represents current executive officers and director’s (a) 99,290 shares of common stock and (b) 791,902 options to purchase shares that were exercisable within 60 days after February 28, 2009. See notes 5 through 13.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide incentives for such persons to perform to the best of their abilities for the Company and to promote the success of the Company’s business.

The objectives of our compensation program are as follows:

•	Provide competitive compensation programs that attract, motivate and retain talent at all levels in the Company with the requisite skills for success;

•	Motivate employees to align their individual performance with achievement of the Company’s objectives;

•	Align the financial interests of the Company and employees with our stockholders via equity-based awards; and

•	Create a direct link between the Company performance and individual contribution and awards.

Compensation Committee

The Compensation Committee administers our executive compensation program and is currently comprised of three non-employee, independent members of the board of directors, none of whom has any interlocking relationships as defined by the SEC. The scope of authority of the Committee is to set salaries and bonuses of the executive officers and to award equity grants and other compensation to them as appropriate. The Committee is authorized to review and recommend compensation policies generally, review and approve compensation of our executive officers and administer our stock plans, including review and approval of stock option and restricted stock unit (“RSU”) grants to our executive officers. The Committee and board of directors may periodically review and revise the charter, which is available on our website at http://www.ikanos.com/investor/governance.

The Committee may form and delegate authority to subcommittees when appropriate. In addition to the Compensation Committee, a separate Equity Award Committee, composed of the Chairperson of the Compensation Committee and the Chief Executive Officer, was created by the Board of Directors and is authorized to grant equity based awards, including both RSUs and options to purchase shares of our common stock within fixed guidelines (previously approved by the Board of Directors) to each non-executive employee of the Company.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of the compensation of the Chief Executive Officer (“CEO”) or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Executive officers’ role in determining executive compensation is limited to recommendations made by our CEO to the Committee when they make compensation decisions. From time to time, our CEO and General Counsel/Vice President of Human Resources attend Compensation Committee meetings.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, commissions for sales executives, equity incentives, change-in-control and severance packages and relocation benefits. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Short term compensation is mainly comprised of salary, cash bonuses and sales commissions. Long-term compensation is comprised mainly of equity incentives.

The Committee’s general philosophy of executive compensation is to make executive salaries, bonuses and equity grants competitive with other similar companies in our industry. In February 2008, the Committee retained Pragmatic Human Resource Solutions (“PHRS”), an independent human resources consulting firm, to advise the Committee on executive compensation practices among other similarly-sized companies in the semiconductor industry. The criteria we used to identify similar companies were semiconductor companies with annual revenue less than $200 million. The Committee was also provided with, and relied upon, data taken from the 2007 Radford Executive Survey and advice received from PHRS to set the target range for executives’ salaries as well as the other elements of total compensation to be within the 50th to 75th percentile for similarly-sized semiconductor companies. The Company applied this philosophy consistently for new executives hired during 2008, including the Senior Vice President of Engineering and the Company’s current Chief Executive Officer.

Each executive officer’s compensation package for 2008 consisted of the following elements: (i) base salary, (ii) potential cash bonus based upon the Company’s attainment of pre-established financial objectives and attainment of pre-established individual performance objectives, (iii) eligibility for long-term, stock-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders, (iv) change-in-control agreements and (v) other benefits.

Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility.

The Compensation Committee reviewed publically available data for comparable companies within the semiconductor industry and the 2007 Radford Executive Survey in assessing the competitiveness of our programs and establishing pay levels.

Based on this review done in April 2008, the Compensation Committee approved executive salary raises of between 5% and 21% as compared to 2007 salaries mainly related to increases in inflation and the consumer price index (“CPI”). In the case of our Chief Financial Officer, his salary had not been adjusted when he was promoted to that position in October 2006. The Committee also concluded that his salary should be adjusted to reflect his demonstrated abilities and accomplishments as the Company’s senior financial executive. Accordingly, Mr. Sindelar’s annual salary was increased 21% from $195,000 to $235,000.

Salary for the Chief Executive Officer

Michael Gulett, our current Chief Executive Officer, assumed that position on July 22, 2008. The Compensation Committee was authorized by the full Board of Directors to negotiate the terms of his employment with him at that time. The Committee recognized the benefits of being able to hire an executive with significant industry experience, had been a director of the Company for over five years, and therefore was already familiar with the Company’s business without having to engage in a lengthy search and without incurring an executive search firm placement fee. After reviewing salary data for comparably-sized semiconductor companies in the San Francisco Bay Area, and as a result of negotiations with Mr. Gulett, the Committee set his annual base salary at $400,000. This salary falls within the range of 60-70th percentile of CEO salaries among comparable companies included in the Radford survey.

Bonus Plan for the Chief Executive Officer

Michael Ricci, our Chief Executive Officer from June 2007 until July 2008, was entitled to receive a bonus under the 2008 Bonus Program in an amount up to 87% of his base salary for fiscal year 2008 based on meeting certain personal and company goals agreed upon by Mr. Ricci and the Board of Directors. Because Mr. Ricci was not at the Company at the end of the year, he did not receive a bonus under the 2008 Bonus Program. A summary of payments made to Mr. Ricci in 2008 under the terms of his separation agreement with the Company are set forth in note 8 to the Summary Compensation Table.

The Compensation Committee reviewed data previously obtained from PHRS and from Radford in setting Mr. Gulett’s target bonus. Given that Mr. Gulett would be serving as CEO for less than six months in 2008, the Committee determined it was not equitable to impose full-year financial and performance objectives which would be the basis for the variable portion of his cash compensation. Instead, as an inducement for Mr. Gulett to assume the role of CEO, the Committee agreed to a bonus plan tied to specified financial targets for the second half of 2008, and the performance of specific objectives and milestones for the 2008 fiscal year as mutually agreed upon and set by Mr. Gulett and the Compensation Committee. Mr. Gulett’s 2008 annual target bonus amount was set at 100% of his base salary, pro-rated for the portion of the year he served as CEO, or 44.4% of his base salary. Under the terms of his offer letter, for fiscal years 2009 and thereafter, Mr. Gulett’s annual target bonus amounts shall be determined by the Committee and payment of such bonus shall be based on both the Company’s achievement of specified financial targets for such fiscal year established by the Committee and Mr. Gulett’s achievement of specific objectives and milestones for such fiscal year mutually agreed upon by him and the Board of Directors.

2008 Executive Bonus Plan

The Executive Bonus Plan for 2008 was designed for executive officers (excluding the Vice President of Worldwide Sales) to reward performance in line with Company goals; to align members of the executive team to achieve the same goals; and to motivate the achievement of financial results above and beyond planned goals. This plan was based on a combination of Company financial performance as well as subjective individual goals set by our CEO for each participant. Bonus decisions for 2008 were determined by the CEO’s end-of-year evaluation of each executive’s performance and were approved by the Compensation Committee, in part based upon its discretion.

In adopting the 2008 Executive Bonus Plan in March 2008, the Compensation Committee reviewed comparative market data for the industry with respect to executive bonus compensation. Based upon this review, the Committee approved executive target bonus amounts (other than the CEO’s target bonus) for fiscal year 2008 in the range of 40-50% of base salary, which was generally found to be consistent with our peers. As noted above, Mr. Ricci’s 2008 bonus target was set at 87% of his base salary, and Mr. Gulett’s 2008 bonus target was set at 100% of his base salary, prorated for the portion of the year Mr. Gulett served as the Company’s CEO.

The Executive Bonus Plan’s threshold requirement was that the Company meet or exceed the GAAP revenue and non-GAAP operating margin dollar targets set in the Company’s Annual Operating Plan for fiscal year 2008. In addition, pursuant to the plan, individual performance goals for each of our executives were set.

Although the Company did not meet the revenue or operating margin targets set in the Company’s 2008 Annual Operating Plan, the Compensation Committee, upon the recommendation of the CEO, and within its discretion under the Executive Bonus Plan, recognized specific outstanding performance by awarding cash bonuses to certain executives. Bonuses for executives appearing the Summary Compensation Table are listed below.

Executive Sales Compensation Plan

In April 2008, the Compensation Committee approved and adopted the 2008 Sales Compensation Plan. The purpose of the Sales Compensation Plan is to attract, retain and motivate the Company’s Worldwide Vice President of Sales through clearly specified sales goals and a pay-for-performance philosophy.

The 2008 Sales Compensation Plan was comprised of the following performance-based compensation incentives:

•

Commission based on meeting Operating Plan target revenue. For the year, this commission was calculated as follows: (actual revenue/target revenue)*target revenue commission. The target revenue commission was 50% of our Vice President of Worldwide Sales’ total variable compensation, and 37.5% of his base salary.

•

Annual commission based on exceeding Annual Operating Plan target revenue. This commission was calculated as follows: 2*((actual annual revenue/target annual revenue)-1)*target annual revenue commission. The target annual revenue commission was 22.5% of our Vice President of Worldwide Sales annual base salary.

•

Incentives to win original equipment manufacturer (“OEM”) designs and launch new products. The total payout for the year was targeted at 40% of our Vice President of Worldwide Sales’ total variable compensation, and 30% of his annual base salary.

The target payouts were developed based on the Compensation Committee’s review of Mr. Shamlou’s prior year variable compensation and data obtained from PHRS and the 2007 Radford Executive Survey. The target payout for the Vice President of Worldwide Sales was $168,750, and there was no cap to the amount he could earn. The target payout of $168,750 assumed that the Company would meet revenue targets, and the Vice President of Worldwide Sales earned 100% of OEM design wins.

Equity-Based Incentives

The Compensation Committee believes that the granting of stock options and restricted stock units is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in the employ of our Company and to encourage executive officers to maintain a long-term perspective. In determining the size of stock option and restricted stock unit grants, the Compensation Committee focuses on the executive officers’ current and expected future value to our Company, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executives on specified dates. We do not attempt to coordinate equity grants with the release or withholding of material non-public information. In 2008, options granted to our executive officers had exercise prices at the fair market value of our stock at the close of business on the date of grant. The date of grant was determined on the date the grant received approval from the Compensation Committee or, for non-executive employees, the Equity Award subcommittee. All equity awards to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS 123(R).

The Compensation Committee considered the Company’s past practices and 2007 Radford Executive Survey data in determining what equity awards to grant Mr. Gulett when he assumed the role of CEO. Radford survey data was used by the Committee to determine the amounts of other executive equity grants. The number of options, restricted stock and/or performance shares our Compensation Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including specific job responsibility levels, individual performance ratings, and market data collected regarding the equity grant ranges for the peer companies listed above. In determining the number of options and RSUs to grant to our executives, we generally granted more than our peers, consistent with our compensation philosophy.

Consistent with the general trend in our industry, in 2006, we shifted to a general policy of granting RSUs to our non-executive employees rather than stock options. We believe that in order to create incentives for our executives to increase the long-term sustained value of the Company, it is also appropriate to grant executives stock options, which only have value if the Company’s stock price increases over time, and to consider other appropriate equity incentives designed to reward the creation of value for stockholders.

A complete listing and description of all equity grants to named executive officers (“NEO”) in 2008 appears in the table below titled, “Grants of Plan-Based Awards for Fiscal Year Ended December 28, 2008.” The exercise price for all options granted in 2008 to the named executive officers is 100% of the fair market value of the shares on the grant date. The option grants generally vest as to 25% of the shares one year from the vesting commencement date and 1/48 per month thereafter. The RSUs generally vest over two years. See “Outstanding Equity Awards at December 28, 2008” below for specific vesting for each named executive officer. The par value of the shares of Company common stock issued upon settlement of the RSUs will be considered to have been paid with past services rendered.

We also have a tax-qualified employee stock purchase plan (“ESPP”), generally available to all employees including executive officers. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods and allows participants to purchase Company stock through payroll deductions at a discount from the fair market value.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have negotiated change-in-control and/or termination of employment severance provisions. The Compensation Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The Compensation Committee considers all factors necessary to induce and retain employment with our Company, which includes individual change-in-control and termination of employment severance agreements. These modifications are made on a case-by-case basis, and typically entail accelerated vesting of equity incentives and/or cash compensation. All of our change-in-control and termination of employment severance agreements are described in detail in the post-employment/change-in-control portion of this proxy. See “Post-Employment/Change-in-Control Payments.”

From time to time, we have offered termination of employment severance packages to terminated executives that did not have an agreement in place prior to their termination. There is not a set policy for determining severance packages, but generally we have in the past provided severance based on years of service, past performance and factors relating to the executive’s termination. These severance packages are evaluated and recommended by the Compensation Committee for approval by the full Board of Directors as necessary. In 2008, a severance package was offered to Mr. Ricci, and is documented in detail in the post-employment/change-in-control portion of this proxy.

Other benefits/perquisites

Our named executive officers receive no benefits from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. Mr. Shamlou received a car allowance to assist in his role as the Vice President of Worldwide Sales. The Company maintains health club memberships for up to 24 employees on a first come, first serve basis. During 2008, the membership fees were split between the Company and the employee. Our named executive officers may participate in this program from time to time. To the extent an executive participated in the health club membership program, the value of that benefit is set forth in the Summary Compensation Table, below.

Tax and Accounting Implications

The philosophy of the Compensation Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the business strategies, objectives and initiatives of Ikanos. For incentive-based compensation, the Compensation Committee has considered the desirability of qualifying for deductibility by Ikanos under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible unless the provisions of the plan comply with the requirements of Section 162(m) and are approved periodically by the Company’s stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. As the Compensation Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Compensation Committee reaches its decisions with a view towards Ikanos’ overall financial performance. Non-performance-based compensation for Ikanos’ executive officers for 2008 did not exceed the $1 million limit per officer. Under Section 162(m), any grants of options having an exercise price equal to or greater than the fair market value of the stock on the date of grant made from Ikanos’ Amended and Restated 2004 Equity Incentive Plan are considered to be performance-based compensation. Restricted stock units do not qualify as performance-based compensation.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from the exercise of nonqualified options should be deductible by the Company, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee was comprised of Messrs. Faizullabhoy, Goguen and Gulett until Mr. Goguen resigned from the Board of Directors in January 2008. At that time, Mr. Lax joined the Board, and was appointed to replace Mr. Goguen on the Compensation Committee. When Mr. Gulett was appointed to serve as Chief Executive Officer in July 2008, he was no longer eligible to serve on the Compensation Committee. Ms. Fetter was then appointed to replace Mr. Gulett as a member, and Chairperson, of the Committee. At all times, all Committee members were non-employee directors. No interlocking relationship exists between any member of our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended December 28, 2008.

THE COMPENSATION COMMITTEE

Elizabeth Fetter, Chairman

Danial Faizullabhoy

Frederick Lax

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael Gulett (3)	2008	173,846	141,120	—	80,405	—	—	395,371
President & Chief Executive Officer
Cory Sindelar (4)	2008	226,385	45,000	227,230	135,473	—	5,293	639,381
Chief Financial Officer	2007	192,500	40,000	275,200	138,224	—	—	645,924
	2006	54,077	—	9,664	40,940	—	—	104,681
Chandrashekar Khandekar (5)	2008	212,846	45,000	109,358	46,829	—	1,942	415,975
Vice President, Operations and Corporate Quality	2007	90,673	—	85,937	66,528	—	200	243,338
Noah Mesel (6)	2008	227,462	38,000	153,999	100,883	—	3,912	524,256
Vice President, General Counsel and Secretary Central Engineering
Nick Shamlou (7)	2008	220,477	—	206,065	115,646	119,272	42,524	703,984
Vice President of Worldwide Sales	2007	205,846	—	155,911	116,220	102,617	18,692	599,286
	2006	73,077	43,269	14,958	23,828	—	40,154	195,286
Michael Ricci (8)	2008	218,192	—	425,213	1,375,244	—	594,170	2,612,819
Former President & Chief Executive Officer	2007	216,346	189,656	143,712	182,839	—	50,000	782,553

(1)	Stock awards consist of RSUs. Reflects the dollar amount recognized with respect to RSUs held by the named executive officer for financial statement reporting purposes (disregarding an estimate for forfeitures) for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 in accordance with SFAS 123(R).
(2)	Reflects the dollar amount recognized with respect to options held by the named executive officer for financial statement reporting purposes for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 in accordance with SFAS 123(R).
(3)	Michael Gulett was a non-employee director from August 2003 to July 23, 2008, when he became President and Chief Executive Officer of the Company. The amounts reflected in the table above reflect his compensation starting from July 23, 2008. Mr. Gulett joined the Company in July 2008 and, pursuant to his employment agreement, he received a pro-rated bonus target amount of $141,120.
(4)	Cory Sindelar received an annual bonus of $45,000 for 2008 and $40,000 for 2007. Due to a change in the Company’s Paid Time Off (PTO) Policy, Mr. Sindelar, along with all other vice presidents and director-level employees, received a one-time PTO pay-out for time accrued prior to January 2008. Other compensation consists of a PTO pay-out of $5,293.
(5)	Chandrashekar Khandekar joined the Company in September 2007. Mr. Khandekar received an annual bonus of $45,000 for 2008. Other compensation consists of a PTO pay-out of $1,522, and health club dues of $420 for 2008, and health club dues of $200 for 2007.
(6)	Noah Mesel joined the Company in June 2007 but was not a named executive officer until 2008. Mr. Mesel received an annual bonus of $38,000 in 2008. Other compensation consists of a PTO pay-out of $3,912 in 2008.
(7)	Nick. Shamlou’s 2006 bonus reflects sales commissions guaranteed by his offer letter totaling $43,269. Mr. Shamlou earned $119,617 in 2008 and $102,617 in 2007 for sales commissions classified as non-equity incentive plan compensation. Other compensation consists of car allowance of $18,000, tax preparation assistance of $14,610 and a PTO pay-out of $9,914 in 2008; car allowance of $18,692 in 2007; and a geographic housing transition payment of $36,000 and car allowance of $4,154 in 2006.
(8)	Michael Ricci joined the Company in June 2007. Pursuant to his employment agreement, Mr. Ricci received a guaranteed annual bonus of $189,656 in 2007 and a sign-on bonus, included in other compensation, of $50,000 in 2007. Other compensation consists of $560,000 in severance, $25,000 for personal attorney fees associated with his separation agreement with the Company and $9,170 for COBRA medical payments pursuant to his separation agreement in 2008.

Grants of Plan-Based Awards for Fiscal Year Ended December 28, 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Michael Gulett	7/28/2008					500,000	$2.52	$657,850
Cory Sindelar	4/1/2008				8,800			$39,512
	N/A		$117,500	$117,500
Chandrashekar Khandekar	4/1/2008				7,500			$33,675
	N/A		$107,500	$107,500
Noah Mesel	4/1/2008				7,500			$33,675
	N/A		$117,500	$117,500
Nick Shamlou	4/1/2008				9,100			$40,859
	N/A		$168,750	*(5)
Michael A. Ricci	6/12/2008					125,000	$3.57	$271,350
	N/A		$390,000	390,000

(1)	Amounts shown are estimated payouts for fiscal 2008 to Mr. Sindelar, Mr. Khandekar, and Mr. Mesel under the Executive Bonus Plan, and to Mr. Shamlou under the Sales Compensation Plan. These amounts are based on the individual’s fiscal 2008 base salary and position. Actual bonuses received by these named executive officers for fiscal 2008 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Stock awards consist of restricted stock units.
(3)	The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of the value placed on a stock option by SFAS 123(R) on the grant date, the actual value of the option will depend on the market value of Ikanos common stock at the date in the future when the option is exercised.
(4)	The value of a stock award or option award is based on the full fair value as of the grant date of such award determined pursuant to SFAS 123(R) without regard to vesting and disregarding an estimate for forfeitures.
(5)	As disclosed in the Compensation Discussion and Analysis, there was no maximum for Mr. Shamlou’s formulaic based sales compensation plan.

Outstanding Equity Awards at December 28, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (24)
Michael Gulett	33,300	—	(1)	$0.48	8/21/2013
	12,000	—	(2)	$13.46	6/13/2016
	12,000	—	(3)	$7.16	6/12/2017
	6,000	6,000	(4)	$3.57	6/12/2018
	52,083	447,917	(5)	$2.52	7/28/2015

Cory Sindelar	42,187	32,813	(6)	$12.80	9/12/2016	5,000	(7)	$5,400
						7,500	(8)	$8,100
						8,800	(9)	$9,504

Chandrashekar Khandekar	75,000	50,000	(10)	$6.75	8/6/2014	2,500	(11)	$2,700
						11,250	(12)	$12,150
						7,500	(13)	$8,100

Noah Mesel	33,750	56,250	(14)	$7.30	2/13/2017	7,500	(15)	$8,100
						2,500	(16)	$2,700
						7,500	(17)	$8,100

Nick Shamlou	56,250	43,750	(18)	$8.16	10/17/2016	17,500	(19)	$18,900
						3,125	(20)	$3,375
						9,100	(21)	$9,828

Michael Ricci	300,000	—	(22)	$7.04	6/4/2017
	125,000	—	(23)	$3.57	6/12/2018

(1)	170,000 options were granted on August 21, 2003 and 1/48 of the shares vest each month.
(2)	12,000 options were granted on June 13, 2006 and 1/12 of the shares vest each month.
(3)	12,000 options were granted on June 12, 2007 and 1/12 of the shares vest each month.
(4)	12,000 options were granted on June 12, 2008 and 1/12 of the shares vest each month.
(5)	500,000 options were granted on July 28, 2008 and 1/48 of the shares vest each month.
(6)	75,000 options were granted on September 12, 2006 and 25% of the shares vested on September 8, 2007 and 1/48 each month thereafter.
(7)	10,000 restricted stock units were granted on September 12, 2006 and 25% vest per annum on September 8, 2007 through September 8, 2010.
(8)	15,000 restricted stock units were granted on October 23, 2007 and 50% vest on November 5, 2008 and 2009, respectively.
(9)	8,800 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(10)	75,000 options were granted on August 6, 2007 and 25% of the shares vested on July 30, 2008 and 1/48 each month thereafter.
(11)	5,000 restricted stock units were granted on October 23, 2007 and 50% vest on November 5, 2008 and 2009, respectively.
(12)	30,000 restricted stock units were granted on August 6, 2007 and 50% of the shares vested on August 5, 2008 and 1/8 each quarter thereafter.
(13)	7,500 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(14)	90,000 options were granted on July 24, 2007 and 25% of the shares vested on June 19, 2008 and 1/48 each month thereafter.

(15)	30,000 restricted stock units were granted on July 24, 2007 and 50% of the shares vested on June 20, 2008 and 1/8 each quarter thereafter.
(16)	5,000 restricted stock units were granted on October 23, 2007 and 50% of the shares vest on November 5, 2008 and 2009, respectively.
(17)	7,500 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009.
(18)	100,000 options were granted on October 17, 2006 and 25% of the shares vested on September 18, 2007 and 1/48 each month thereafter.
(19)	35,000 restricted stock units were granted on October 17, 2006 and 25% vest per annum on September 18, 2007 through September 18, 2010.
(20)	25,000 restricted stock units were granted on February 13, 2007 and 1/8 vested on May 5, 2007 and 1/8 quarterly thereafter.
(21)	9,100 restricted stock units were granted on April 1, 2008 and 100% of the shares vest on April 5, 2009
(22)	300,000 options were granted on June 4, 2007 and 25% of the shares vested on June 4, 2008 and 1/48 each month thereafter. Per Mr. Ricci’s separation agreement, he received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company.
(23)	125,000 options were granted on June 12, 2008 and 1/48 of the shares vest each month. Per Mr. Ricci’s separation agreement, he received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company.
(24)	Based on $1.08 per share, the closing price of the Company’s common stock on December 26, 2008, the last trading day of the fiscal year.

Option Exercises and Stock Vested for Fiscal Year Ended December 28, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise (1)	Number of Shares Acquired On Vesting	Value Realized on Vesting (2)
Michael Gulett	46,700	$138,877	—	—
Cory Sindelar	—	—	30,000	$77,475
Chandrashekar Khandekar	—	—	21,250	$41,213
Noah Mesel	—	—	25,000	$67,050
Nick Shamlou	—	—	21,250	$55,694
Michael Ricci	—	—	75,000	$225,000

(1)	The value realized equals the difference between the option exercise price per share and the fair market value per share of Ikanos common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of Ikanos common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

The Company’s named executive officers received no benefits in fiscal year 2008 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. They also did not participate in any non-qualified deferred compensation plans.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS

Individual Offer Letters and/or Employment Agreements

The following narratives and tables describe the payments and/or benefits that are payable by the Company to the named executive officers upon termination of employment or in the event of a change-in-control under various applicable scenarios pursuant to such named executive officer’s offer letter, equity grant agreements and/or employment agreement with the Company. The amounts provided in examples are estimates only and may not reflect the actual amounts payable to our named executive officers.

Michael Gulett – President and Chief Executive Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Gulett is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Gulett and the Company dated July 28, 2008 (the “Gulett Offer Letter”). The estimated potential severance benefits payable to Mr. Gulett in the various termination scenarios are described below. The relevant definitions follow the tabular description.

If within twelve (12) months following a Change of Control, Mr. Gulett resigns from his employment with the Company for Good Reason or the Company terminates Mr. Gulett’s employment without Cause, Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination (or, if greater, in effect immediately prior to the Change of Control) paid ratably over the same period as the continued base salary; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs (or, if greater, his target bonus in effect immediately prior to the Change of Control), (iii) accelerated vesting of all outstanding and unvested equity awards with respect to 50% of his then unvested portion of any such award, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

In the event that the Company terminates Mr. Gulett’s employment without cause unrelated to a change in control, Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs paid ratably over the same period as the continued base salary, (iii) accelerated vesting of all outstanding and unvested equity awards with respect to that portion of the award that would have vested during the one year period following his date of termination if he had been employee with the Company through such period, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination Without Cause Unrelated to a Change of Control (3)(9)
Base Salary	$400,000	(4)	$400,000	(4)
Bonus	$400,000	(5)	$400,000	(5)
Acceleration of Vesting of Stock Options	$—	(6)	$—	(7)
Health Care Benefits	$18,000	(8)	$18,000	(8)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	A termination unrelated to a Change of Control is a termination that occurs (i) prior to the Change of Control date or (ii) more than twelve months after the Change of Control date.
(4)	Represents severance pay equal to 12 months of Mr. Gulett’s base salary of $400,000 in effect as of December 28, 2008.
(5)	The annual target bonus is 100% of his base salary.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 226,959 shares as of December 28, 2008, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of outstanding and unvested options to purchase 131,000 shares as of December 28, 2008, which would accelerate and become exercisable.
(8)	Represents the premiums to be paid by the Company for 12 months continuation of health care benefits in effect as of December 28, 2008.
(9)	Severance benefits are contingent upon Mr. Gulett’s executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Gulett Offer Letter:

“Cause” means: (i) Mr. Gulett’s failure to perform his assigned duties or responsibilities after written notice thereof from the Company describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) intentional violation of any federal or state law or regulation directly applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Gulett and the Company; or (v) being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without Mr. Gulett’s express written consent: (i) a material reduction of his duties, position or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which he must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his then present location). Provided, however, that before Mr. Gulett may terminate his employment for Good Reason, (a) he must provide written notice to the Company, within ninety (90) days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and (b) the Company must have an opportunity within thirty

(30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

Cory J. Sindelar – Chief Financial Officer

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Sindelar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 21, 2008 and December 31, 2008, to the Offer Letter by and between Mr. Sindelar and the Company dated August 16, 2006 (the “Sindelar Offer Letter”). The estimated potential severance benefits payable to Mr. Sindelar in the various termination scenarios are described below. The relevant definitions follow the tabular description.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Sindelar’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to one times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and the vesting of equity awards granted will vest for the greater of: (iii) (a) 50% acceleration of unvested equity, to the extent that any agreement between the Company and Mr. Sindelar regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity, (b) 25% of the total equity awards granted or (c) number of months (partial or full) vested multiplied by two divided by the number of months required for the equity awards to vest in full, up to 100% of total shares or options granted.

Notwithstanding the foregoing, Mr. Sindelar will only be entitled to acceleration of option vesting and compensation if Mr. Sindelar enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

	Estimated Value of Change-in-Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(9)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$235,000	(4)	N/A
Bonus	$78,333	(5)	N/A
Acceleration of Vesting of Stock Options	$—	(6)	N/A
Acceleration of Vesting of Restricted Stock Units	$23,004	(7)	N/A
Health Care Benefits	$18,000	(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Sindelar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Sindelar’s base salary of $235,000 in effect as of December 28, 2008.
(5)	Represents 2/3rds of Mr. Sindelar’s on-target bonus of $117,500 as of December 28, 2008.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 32,813 shares as of December 28, 2008, which would accelerate and become exercisable.

(7)	Represents the intrinsic value of 21,300 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(8)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of December 28, 2008.
(9)	Severance benefits are contingent upon Mr. Sindelar executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Sindelar Offer Letter:

“Cause” means: (i) Mr. Sindelar’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties and responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Sindelar and the Company; or (v) Mr. Sindelar’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Sindelar’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction of Mr. Sindelar’s authority, duties, or responsibilities; (ii) a material reduction by the Company in Mr. Sindelar’s base salary, as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Sindelar must perform services, (in other words, his relocation to a facility that is more than fifty (50) miles from his current residence). Mr. Sindelar will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Sindelar, if any, pursuant to this amendment will be paid in one lump sum payment subject to the execution of a release of claims and any delay as may be required.

Chandrashekar Khandekar – Vice President, Operations and Corporate Quality

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Khandekar is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendment dated December 30, 2008, to Offer Letter by and between Mr. Khandekar and the Company dated September 7, 2007 (the “Khandekar Amendment”). The estimated potential severance benefits payable to Mr. Khandekar in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Khandekar’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to six (6) months of his base salary; (ii) reimbursement of up to six (6) months of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and (iii) acceleration of 50% of the unvested restricted stock units and 25% of the unvested stock options outstanding at the time his employment is terminated.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$107,500	(4)	N/A
Acceleration of Vesting of Stock Options	$—	(5)	N/A
Acceleration of Vesting of Restricted Stock Units	$11,475	(6)	N/A
Health Care Benefits	$9,000	(7)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Khandekar is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to 6 months of Mr. Khandekar’s base salary of $215,000 in effect as of December 28, 2008.
(5)	Represents the intrinsic value of outstanding and unvested options to purchase 12,500 shares as of December 28, 2008, which would accelerate and become exercisable.
(6)	Represents the intrinsic value of 10,625 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(7)	Represents the premiums to be paid by the Company for 6 months continuation of health care benefits in effect as of December 28, 2008.

Definitions

The following are the definitions that are applicable to the Khandekar Amendment:

“Cause” means: (i) Mr. Khandekar’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Khandekar and the Company; or (v) being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means the occurrence of any of the following events: (i) any person, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than in a private financing where securities are acquired directly from the Company; (ii) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (iii) the approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the approval by the stockholders of the company a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

“Good Reason” means Mr. Khandekar’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Khandekar’s consent: (i) a material reduction of Mr. Khandekar’s authority, duties, or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Khandekar’s must perform services (in other words, his relocation to a facility that is more than fifty (50) miles from his current office location). Mr. Khandekar will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Khandekar, if any, pursuant to this amendment will be paid in one lump sum payment within thirty (30) days of his termination, subject to any delay as may be required.

Noah Mesel – Vice President, General Counsel and Secretary

Mr. Mesel is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Amendments dated July 25, 2008 and December 24, 2008, to the Offer Letter by and between Mr. Mesel and the Company dated June 14, 2007 (the “Mesel Offer Letter”). The estimated potential severance benefits payable to Mr. Mesel in the various termination scenarios are described below. The relevant definitions follow the tabular presentation.

In the event the Company undergoes a Change of Control, and if within twelve (12) months of that Change of Control the Company or its successor-on-interest terminates Mr. Mesel’s employment without Cause or if he terminates his employment for Good Reason, he shall be entitled to (i) a severance payment equal to 1 times base salary plus 2/3 annual on-target bonus; (ii) reimbursement of up to one year of the cost of COBRA health benefits (which will terminate upon his acceptance of subsequent employment with a company where health benefits are offered); and (iii) 50% acceleration of unvested equity, to the extent that any agreement between Mr.Mesel and the Company regarding equity granted prior to June 12, 2008, does not provide for at least 50% acceleration of such unvested equity at the time his employment is terminated.

Notwithstanding the foregoing, Mr. Mesel will only be entitled to acceleration of option vesting and compensation if Mr. Mesel enters into (and does not revoke) a release of any and all claims against the Company, in a form reasonably acceptable to the Company.

	Estimated Value of Change-in-Control and Severance Benefits (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)		NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (3)
Base Salary	$235,000	(4)	N/A
Bonus	$78,333	(5)
Acceleration of Vesting of Stock Options	$—	(6)	N/A
Acceleration of Vesting of Restricted Stock Units	$9,450	(7)	N/A
Health Care Benefits	$18,000	(8)	N/A

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 (the Company’s fiscal year end) and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the fiscal year ended December 28, 2008.

(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Mr. Mesel is not entitled to severance benefits in the event of a termination unrelated to a Change of Control.
(4)	Represents severance pay equal to one year of Mr. Mesel’s base salary of $235,000 in effect as of December 28, 2008.
(5)	Represents 2/3rds of Mr. Mesel’s on-target bonus of $117,500 as of December 28, 2008.
(6)	Represents the intrinsic value of outstanding and unvested options to purchase 28,125 shares as of December 28, 2008, which would accelerate and become exercisable.
(7)	Represents the intrinsic value of 8,750 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(8)	Represents the premiums to be paid by the Company for one year continuation of health care benefits in effect as of December 28, 2008.

Definitions

The following are the definitions that are applicable to the Mesel Amendment:

“Cause” means: (i) Mr. Mesel’s failure to perform his assigned duties or responsibilities after notice from the Company describing his failure to perform such duties or responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Mesel and the Company; or (v) Mr. Mesel being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Mesel’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Mesel’s consent: (i) a material reduction of Mr. Mesel’s authority, duties, or responsibilities; (ii) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Mesel’s must perform services, (in other words, his relocation to a facility that is more than fifty (50) miles from his current location). Mr. Mesel will not resign for “Good Reason” without first providing the Company with written notice or the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

“Severance” means any cash severance payable to Mr. Mesel, if any, pursuant to this amendment will be paid in equal installments over the twelve (12) month period following Mr. Mesel’s termination in accordance with the Company’s normal payroll practices, subject to the execution of a release of claims and any delay as may be required.

Nick Shamlou – Vice President of Worldwide Sales

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Shamlou is entitled to certain severance benefits upon termination of his employment with the Company in certain scenarios pursuant to the Offer Letter by and between Mr. Shamlou and the Company dated

September 8, 2006, and pursuant to the Letter Agreement regarding Offer Letter by and between Mr. Shamlou and the Company dated November 28, 2006 and Amended on December 31, 2008 (together, the “Shamlou Agreements”). The estimated value of potential severance benefits payable to Mr. Shamlou in the various termination scenarios are described below. The relevant definitions follow the tabular description.

With regard to Mr. Shamlou’s options and restricted stock grants, if within twelve (12) months following a Change of Control: (i) Mr. Shamlou resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Shamlou’s employment without Cause, and Mr. Shamlou executes and does not revoke a release of claims with the Company in a form acceptable to the Company, then twenty-five (25%) of all unvested shares subject to Mr. Shamlou’s then outstanding options to purchase shares of the Company’s common stock, granted pursuant to the Company’s 1999 Stock Plan or other employee stock incentive arrangements approved by the Company’s Board of Directors, will become fully vested and exercisable as of the date of Mr. Shamlou’s termination. The vested options will remain exercisable following such termination for the period prescribed in the respective option agreements.

Termination Related to Hiring of Permanent Chief Executive Officer

- Within 18 Months of Employment of Permanent Chief Executive Officer

If the Company terminates Mr. Shamlou’s employment without Cause within the 18 month period following the date the Company hired Mr. Ricci as Chief Executive Officer, then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou’s will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continued base salary for twelve (12) months from date of termination,

•	commission in an amount equal to 100% of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for twelve (12) months from date of termination, and

•	other benefits through the earlier of (i) twelve (12) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to fifty percent (50%) of the aggregate number of Mr. Shamlou’s then unvested restricted stock units plus the number of shares subject to Mr. Shamlou’s then unvested options to purchase shares of Company common stock (the “Number of Aggregate Unvested Equity Awards”). In the event the number of restricted stock units that vest pursuant to the previous sentence is less than fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to fifty percent (50%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

- Between 18 Months and 30 Months of Employment of Permanent Chief Executive Officer

If the Company terminates Mr. Shamlou’s employment with the Company without Cause on or after the 18 month period following the date the Company hired Mr. Ricci up to and through 30 months following hiring of such replacement, then, subject to Mr. Shamlou’s signing and not revoking a separation agreement and release of claims already agreed upon between Mr. Shamlou and the Company, Mr. Shamlou will be entitled to the following severance benefits (whether prior to or following a Change of Control):

•	continuing base salary for six (6) months from date of such termination,

•	commission in an amount equal to fifty percent (50%) of Mr. Shamlou’s target commission for the year in which the termination occurs (as if earned at 100% of target),

•	a car allowance in an amount equal to the car allowance Mr. Shamlou was receiving at the time of termination for six (6) months from date of termination, and

•	other benefits through the earlier of (i) six (6) months following such termination, or (ii) the date Mr. Shamlou and his eligible dependents become covered under similar plans.

Under this scenario, Mr. Shamlou’s restricted stock unit awards will immediately vest and become payable as to an aggregate number of units equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards. In the event the number of restricted stock units that vest pursuant to the previous sentence is less than twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, Mr. Shamlou’s outstanding options to purchase Common Stock will immediately vest and become exercisable as to an aggregate number of shares equal to twenty-five percent (25%) of the Number of Aggregate Unvested Equity Awards, less the number of restricted stock units that vest pursuant to the foregoing provisions of this paragraph.

In the event Mr. Shamlou becomes entitled to accelerated vesting of his restricted stock unit and/or stock option awards pursuant to a termination related to the hiring of a permanent CEO, and there are multiple types of awards, such acceleration will be applied on a pro-rata basis based on the number of units and/or shares subject to an award versus the total number of units and/or shares subject to the same types of awards Mr. Shamlou holds.

- Vesting Example

By way of example only, assume Mr. Shamlou has the following unvested restricted stock unit and stock option awards at the time of his termination:

Unvested Restricted Stock Units	Unvested Stock Options
30,000	80,000
20,000	60,000
10,000	20,000

In this example, the Number of Aggregate Unvested Equity Awards would equal 220,000.

In applying the vesting acceleration provisions applicable within 18 months as described above, the aggregate number of units and shares that could vest would equal 110,000 (i.e., 50% of 220,000). All of the unvested restricted stock units would vest in full (a total of 60,000 restricted stock units) and the option covering 80,000 unvested shares would vest as to an additional 25,000 shares, the option covering 60,000 unvested shares would vest as to an additional 18,750 shares and the option covering 20,000 unvested shares would vest as to an additional 6,250 shares (with the result that an aggregate of 50,000 shares subject to the options would vest).

In applying the vesting acceleration provisions of Scenario 2 above, the total number of units and shares that could vest would equal 55,000 (i.e., 25% of 220,000). In applying the vesting acceleration, the restricted stock unit award covering 30,000 unvested units would vest as to 27,500 units, the restricted stock unit covering 20,000 unvested units would vest as to 18,333 units and the restricted stock unit covering 10,000 unvested units would vest as to 9,167 unvested units and no shares subject to any outstanding options would vest.

February 13, 2007 RSU Grant

In addition, as it relates to Mr. Shamlou’s February 13, 2007 RSU grant, he is entitled to certain change of control features as documented in his grant agreement. In the event of a Change of Control, if within twelve (12) months of such Change of Control: (i) Mr. Shamlou resigns from his employment with the Company for Good Reason or (ii) the Company terminates Mr. Shamlou’s employment without Cause, then:

•	50% of all unvested RSUs related to the February 13, 2007 grant shall vest as of the date of such resignation or termination.

	Estimated Value of Change in Control and Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control (2)(15)		NEO Termination Within 18 Months of Hiring Permanent CEO (15)(16)		NEO Termination Between 18 and 30 Months of Hiring Permanent CEO (15)(16)
Base Salary	$—		$225,000	(3)	$112,500	(4)
Commission	$—		$168,750	(5)	$84,375	(6)
Acceleration of Vesting of Stock Options	$—	(7)	$—	(8)	$—	(9)
Acceleration of Vesting of Restricted Stock Units	$8,870	(10)	$32,103	(11)	$8,026	(12)
Car Allowance	$—		$18,000	(13)	$9,000	(14)
Health Care Benefits	$—		$18,000	(13)	$9,000	(14)

(1)	All amounts are stated in U.S. dollars. All amounts are estimated based on an assumed triggering date of December 28, 2008 and the closing sales price of our Common Stock on the Nasdaq Global Market on December 26, 2008, which was the last trading day of the year ended December 28, 2008.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control.
(3)	Represents severance pay equal to 12 months of Mr. Shamlou’s base salary of $225,000 in effect as of December 28, 2008. Amounts will be paid in lump sum.
(4)	Represents severance pay equal to 6 months of Mr. Shamlou’s base salary of $225,000 in effect as of December 28, 2008. Amounts will be paid in lump sum.
(5)	Represents 12 months pro-rated commissions of Mr. Shamlou’s target commission of $168,750 as of December 28, 2008. The pro-rated commission is calculated as if 100% had been earned for fiscal 2008.
(6)	Represents 6 months pro-rated commissions of Mr. Shamlou’s target commission of $168,750 as of December 28, 2008. The pro-rated commission is calculated as if 100% had been earned for fiscal 2008.
(7)	Represents the intrinsic value of outstanding and unvested options to purchase 10,938 shares as of December 28, 2008, which would accelerate and become exercisable.
(8)	Represents the intrinsic value of outstanding and unvested options to purchase 7,013 shares as of December 28, 2008, which would accelerate and become exercisable.
(9)	No outstanding and unvested options to purchase shares would accelerate at December 28, 2008 under this scenario.
(10)	Represents the intrinsic value of 8,213 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(11)	Represents the intrinsic value of 29,725 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(12)	Represents the intrinsic value of 7,431 unvested, outstanding RSU awards as of December 28, 2008, which would vest.
(13)	Represents the premiums to be paid by the Company for 12 months continuation of car allowance and health care benefits in effect as of December 28, 2008.
(14)	Represents the premiums to be paid by the Company for 6 months continuation of car allowance and health care benefits in effect as of December 28, 2008.

(15)	Mr. Shamlou is entitled to severance benefits if he is terminated within 30 months of June 4, 2007 (the hiring date of CEO Michael Ricci).
(16)	Severance benefits are contingent upon Mr. Shamlou executing and not revoking a standard settlement and release of claims agreement.

Definitions

The following are the definitions that are applicable to the Shamlou Agreements:

“Cause” means: (i) Mr. Shamlou’s failure to perform assigned duties or responsibilities after notice from the Company describing his failure to perform such duties and responsibilities; (ii) engaging in any act of dishonesty, fraud or misrepresentation; (iii) violation of any federal or state law or regulation applicable to the Company’s business; (iv) breach of any confidentiality agreement or invention assignment agreement between Mr. Shamlou and the Company; or (v) Mr. Shamlou’s being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means Mr. Shamlou’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without his consent: (i) a material reduction of Mr. Shamlou’s authority, duties, or responsibilities; (ii) a material reduction by the Company in Mr. Shamlou’s base salary, as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which Mr. Shamlou must perform services (in other words, his relocation to a facility that is more than fifty (50) miles from his current location). Mr. Shamlou will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Michael A. Ricci – Former President & Chief Executive Officer

Mr. Ricci left the Company as President & Chief Executive Officer effective July 25, 2008. In connection with Mr. Ricci’s departure, the Company and Mr. Ricci entered into a Separation and Mutual Release Agreement on August 1, 2008 (the “ Ricci Separation Agreement ”) pursuant to which Mr. Ricci agreed to a release of claims against the Company.

Pursuant to the Separation Agreement, the Company agreed to pay Mr. Ricci a lump sum equivalent to one year of his base salary, for a total of three hundred ninety thousand dollars ($390,000), less applicable withholding. Mr. Ricci also received an additional lump sum totaling one hundred seventy thousand dollars ($170,000), without any withholding, and the Company also paid personal attorney fees associated with his Separation Agreement totaling $25,000. Mr. Ricci received accelerated vesting of all outstanding options and awards as of July 25, 2008, his last day employed by the Company, and free and clear title to certain personal computer equipment he used while employed with the Company. He will also receive reimbursement of COBRA medical payments for a period of twelve (12) months. In addition, the Company and Mr. Ricci agreed to mutual releases.

	Estimated Value of Severance Benefit (1)
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control (2)
Severance Pay	$560,000	(2)
Attorney fees	$25,000	(3)
Health Care Benefits	$18,000	(4)
Acceleration of Vesting of Restricted Stock Units	$97,125	(5)
Acceleration of Vesting of Stock Options	$0	(6)

(1)	All amounts are stated in U.S. dollars.
(2)	Mr. Ricci was entitled to severance benefits in accordance with the Ricci Separation Agreement.
(3)	Mr. Ricci was entitled to payment of attorney fees in accordance with the Ricci Separation Agreement.
(4)	Represents 12 months COBRA medical payments.
(5)	Represents the intrinsic value of accelerated vesting of 37,500 unvested, outstanding RSU awards as of July 25, 2008.
(6)	Represents the intrinsic value of accelerated vesting of 334,896 outstanding and unvested options as of July 25, 2008. The closing price of the Company’s common stock was $2.59 on July 25, 2008. 218,750 of the accelerated stock options had a strike price of $7.04 per share and 122,396 of the accelerated options had a strike price of $3.57 per share.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, file initial reports of ownership of our securities on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met, with the exception of a transaction for Noah Mesel and a transaction for Siva Sothy Sivakumar resulting in filing two Form 4’s late.

Certain Relationships and Related Transactions

Investor Rights Agreement and Registration Rights

We have entered into an agreement with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock.

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Corporate Governance Committee is responsible for the review, approval and ratification of transactions with related persons, specifically, the Nominating and Corporate Governance Committee has the authority to:

•	Review and monitor the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of the Board and corporate officers; and

•

Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest. In performing its responsibilities, the Nominating and Corporate Governance Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors.

Indemnification and Insurance

We have entered into an indemnification agreement with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The audit committee of our board of directors serves as the representative of our board of directors for general oversight of our financial accounting and reporting process, our system of internal financial control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm (independent auditors), PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements and the audit of the effectiveness of our internal control over financial reporting with our management and independent auditors, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

2. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).

3. The audit committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the SEC.

Our board of directors has adopted a written charter for the audit committee, a copy of which can be viewed at the investor relations section of our website at: www.Ikanos.com. Each of the members of the audit committee is independent as defined under the listing standards of the Nasdaq Stock Market and the federal securities laws.

THE AUDIT COMMITTEE

Paul Hansen, Chairman

Elizabeth Fetter

Frederick Lax

OTHER MATTERS

As of the date hereof, our board of directors is not aware of any other matters to be submitted at the Annual Meeting. No proposals were received from stockholders prior to the deadline set forth in the bylaws. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as our board of directors recommends or as they otherwise deem advisable.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered in their own names may not vote those shares telephonically or via the Internet.

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in an account with a broker or a bank participating in the Broadridge Financial Solutions program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ voting website (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2009. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

THE BOARD OF DIRECTORS

Fremont, California

April 14, 2009

Postpone or

http://www.ikanos.com/investor/annual-reports

ANNUAL MEETING OF STOCKHOLDERS OF IKANOS COMMUNICATIONS, INC. May 21, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at—{Insert web address where material will be hosted} Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of the two nominees for Class I directors: O Frederick Lax O Gopal Venkatesh 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending January 3, 2010. In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS AND "FOR" THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x -------------— Please detach along perforated line and mail in the envelope provided. --------------— 20230000000000001000 9 052109 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING

1 -------------— . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . --------------— 14475 COMMENTS: IKANOS COMMUNICATIONS, INC. 2009 Annual Meeting of Stockholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IKANOS COMMUNICATIONS, INC. The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2009, and hereby appoints Michael Gulett and Cory Sindelar, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 annual meeting of stockholders of Ikanos Communications, Inc. to be held on Thursday, May 21, 2009, at 1:30 p.m., Pacific Time, at 47669 Fremont Boulevard, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof. CONTINUED AND TO BE SIGNED ON THE OTHER SIDE